New Commodities Flash piece (on homepage): Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 July 14, 2008

New Commodities Flash piece (on landing page):

Commodities landing page:

On all 21 commodity products – DJP, GSP, JJE, JJA, JJG, JJS, JJM, JJP, COW, GAZ, OIL, NIB, JO, BAL, SGG, JJU, JJC, LD, JJN, JJT, PGM

NOW, IF IT OINKS, SPROUTS, BUBBLES OR GLITTERS, WE HAVE THE MEANS FOR YOU TO HOLD IT.

More than 20
iPath® Commodity ETNs
to choose from.

Get diversified in a single trade


Now, if it oinks, sprouts, bubbles or glitters,
we have the means for you to hold it with
iPath® Commodity ETNs
GO BROAD
VIEW LIST »
GO NARROW
VIEW LIST »
FINE-TUNE
VIEW LIST »


Now, if it oinks, sprouts, bubbles or glitters, we have the means for you to hold it with
iPath® Commodity ETNs
GO BROAD
GO NARROW
FINE TUNE
iPath® Dow Jones- AIG Commodity Index Total Return℠ ETN (DJP)
iPath® S&P GSCI™ Total Return Index ETN (GSP)

Now, if it **oinks, sprouts, bubbles or glitters,** we have the means for you to hold it with

iPath® Commodity ETNs

GO BROAD | **GO NARROW** | **FINE TUNE**

iPath® Dow Jones-AIG **Energy** Total Return Sub-Index℠ ETN **(JJE)**
iPath® Dow Jones-AIG **Agriculture** Total Return Sub-Index℠ ETN **(JJA)**
iPath® Dow Jones-AIG **Grains** Total Return Sub-Index℠ ETN **(JJG)**
iPath® Dow Jones-AIG **Softs** Total Return Sub-Index℠ ETN **(JJS)**
iPath® Dow Jones-AIG **Industrial Metals** Total Return Sub-Index℠ ETN **(JJM)**
iPath® Dow Jones-AIG **Precious Metals** Total Return Sub-Index℠ ETN **(JJP)**
iPath® Dow Jones-AIG **Livestock** Total Return Sub-Index℠ ETN **(COW)**

Now, if it **oinks, sprouts, bubbles or glitters,** we have the means for you to hold it with

iPath® Commodity ETNs

GO BROAD | **GO NARROW** | **FINE TUNE**

iPath® Dow Jones-AIG **Natural Gas** Total Return Sub-Index℠ ETN **(GAZ)**
iPath® S&P GSCI™ **Crude Oil** Total Return Index ETN **(OIL)**
iPath® Dow Jones-AIG **Aluminum** Total Return Sub-Index℠ ETN **(JJU)**
iPath® Dow Jones-AIG **Copper** Total Return Sub-Index℠ ETN **(JJC)**
iPath® Dow Jones-AIG **Lead** Total Return Sub-Index℠ ETN **(LD)**
iPath® Dow Jones-AIG **Nickel** Total Return Sub-Index℠ ETN **(JJN)**
iPath® Dow Jones-AIG **Tin** Total Return Sub-Index℠ ETN **(JJT)**
iPath® Dow Jones-AIG **Platinum** Total Return Sub-Index℠ ETN **(PGM)**
iPath® Dow Jones-AIG **Cocoa** Total Return Sub-Index℠ ETN **(NIB)**
iPath® Dow Jones-AIG **Coffee** Total Return Sub-Index℠ ETN **(JO)**
iPath® Dow Jones-AIG **Cotton** Total Return Sub-Index℠ ETN **(BAL)**
iPath® Dow Jones-AIG **Sugar** Total Return Sub-Index℠ ETN **(SGG)**

iPath® Commodity Exchange Traded Notes (ETNs) from Barclays provide investors with broad, narrow or targeted sets of commodity products that can complement a portfolio. Generally exhibiting a low negative correlation with more traditional asset classes like stocks and bonds, commodities can add portfolio diversification by providing differentiated sources of both risk and return.

iPath Commodity Exchange Traded Notes also give you tactical asset allocations with the ability to:

- Fine-tune or tilt existing commodity exposures
- Implement an inflationary hedge

Experience the flexibility and benefits of iPath Commodity ETNs no matter which commodity ETN you choose.

Related Links

- Basics of Commodities
- Using Commodities to Diversify
- Case for Commodities
- **Periodic Returns Table**

iPath® Dow Jones-AIG Commodity Index Total Return℠ ETN (DJP)

The iPath® Dow Jones-AIG Commodity Index Total Return℠ ETN is linked to the Dow Jones-AIG Commodity Index Total Return℠ and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills.

The commodities represented in the Dow Jones-AIG Commodity Index Total Return℠ are rebalanced annually. Each subgroup exposure is capped at 34% as of the September 30, 2007 rebalancing; however, the weightings fluctuate between rebalancings due to changes in market prices.

OVERVIEW | INDEX COMPONENTS | SECTOR WEIGHTINGS | DOWNLOAD INDEX COMPONENTS | PRINT THIS PAGE

Jump to: Profile | Correlations | Returns | Terms

Market Data (as of 06/25/2008)

Closing Price	$69.89	Volume	321,026
Net Change	-$0.20	20-Day Volume Average	350,198
% Change	-0.29%	Shares Outstanding	53,835,500
High	$70.07	Market Capitalization*	$3,758,794,510
Low	$69.01	Daily Indicative Value†	$69.82

** Market Capitalization = Daily Indicative Value x Shares Outstanding*

† Source: Barclays Bank PLC. The "Daily Indicative value" is historical, does not guarantee future performance, and is shown for illustrative purposes only. The issuer or an affiliate will provide the official Redemption Value to the redeeming holder in advance of any redemption. See additional information below.

Related Links

- Prospectus
- Info Sheet
- Basics of Commodities
- Using Commodities to Diversify
- Data download (CSV file)
- Indicative Value Information

Periodic Returns Table

Profile

Primary Exchange	NYSE Arca	Yearly Fee	0.75%[1]
Ticker	DJP	Bloomberg Index Ticker	DJAIGTR
Intraday Indicative Value Ticker	DJP.IV	CUSIP	06738C778

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